Hartman Merger Positions the Company for Future Success
On May 14, 2020, the shareholders for Hartman Income REIT (HI-REIT), Hartman Short Term Income Properties XIX, Inc. (Hartman XIX) and Hartman Short Term Income Properties XX, Inc. (Hartman XX) voted to approve the mergers of HI-REIT and Hartman XIX into Hartman XX. The merged entity, Hartman XX, has a combined asset value of approximately $655 million. It is anticipated the mergers will close and the mergers officially completed in early third quarter of 2020.
“After consideration of various strategic alternatives, the Boards of Directors of the respective companies, in consultation with the Special Committees and legal and financial advisors, believe that the mergers are in the best long-term interests of the shareholders of each of the companies. And we are pleased the shareholders overwhelmingly agreed. The merger provides the shareholders with ownership of stock in an entity that has greater scale, size and diversification, while also providing potentially broader liquidity event options in the future,” commented Al Hartman.

Expansion of the Board of Directors for Hartman XX
At the Board meeting, directly following the shareholder votes, the Board of Directors of the combined company voted to increase the size of the Board to accommodate the addition of the directors of HI-REIT and XIX pursuant to its S-4 proxy and registration statement. Mr. Rusky, Mr. Ostroot and Mr. Cardwell submitted their resignations as board members and the Board voted to appoint Horst Schulze, Gerald W. Haddock, and James S. Still as independent directors of the Board.

•Horst Schulze: Mr. Schulze, age 81, brings more than 65 years of experience in hospitality and operational quality to the Board. Mr. Schulze joined the Ritz-Carlton hotel brand in 1983 as a charter member and Vice President of Operations. He was appointed Assistant Vice-President in 1987 and then president and COO in 1988. Mr. Schulze became vice chairman of The Ritz-Carlton Hotel Company from 2001 to 2002, and in 2011, he left the company to form the Capella Hotel Group; at the time of his departure, Schulze was responsible for the $2 billion Ritz-Carlton operations worldwide. Mr. Schulze currently sits on multiple boards other than Hartman XX, including the Cancer Treatment Centers of America and Reliance Trust.

•Gerald W. Haddock: Mr. Haddock, age 73, brings more than 48 years of professional and leadership experience to the Board. Gerald Haddock founded Haddock Enterprises, LLC in 2000. He has served as the company's president since its formation. Prior to forming Haddock Enterprises, Mr. Haddock served as president and chief executive officer of Crescent Real Estate Equities, a diversified real estate investment trust. He was a partner at the prestigious law firms of Fulbright & Jaworski, LLP (1972 - 1980), Kelly, Hart & Hallman, PC (1984 - 1990), and Jackson Walker, LLP (1990 - 1994), before founding the Haddock Firm, LLP. He is currently a director for Meritage Homes Corporation, serving as Chairperson of the Nominating and Corporate Governance Committee

•James S. Still: Mr. Still, age 63, brings to the Board years of board- and management-level experience. Mr. Still founded RDC Advisors, LLC in 2010, to serve as a holding company for his Board and interim management roles. Prior to forming RDC Advisors, Mr. Still served as President and CEO of Surgent, LLC from 2014 to 2016, and prior to that President and CEO of Thompson Media Group, LLC from 2010 to 2014. Both entities were focused on providing professional education to a number of sectors of the domestic economy. The two companies were owned by private equity and institutional lending firms. Since 2017, he has been a director for Intellective, Inc, a leading provider of technology-based solutions; Precision Camera, the largest camera repair company in the country; and DirectPath, a leading telecommunications provider. Each of these entities is privately held.

For more detailed information about the shareholder meeting, please refer to Items 5.02 and 5.07 in the Form 8-K filed on May 21, 2020 with the SEC.

About Hartmani
Hartman has extensive experience acquiring, owning, managing, and leasing commercial office, retail, light industrial and warehouse properties located in Texas. Since 1983, Hartman and its affiliated entities (including founder, Allen R. Hartman) have sponsored 23 programs and acquired interests in more than 100 real assets totaling approximately $800 million as of December 31, 2019.

Forward-Looking Statement: This press release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of the annual report on Form 10-K for Hartman XX and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN OR DESCRIBED ELSEWHERE. AN OFFERING IS MADE ONLY BY PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR PURSUANT TO A VALID EXEMPTION. A COPY OF THE CURRENT PROSPECTUS OR OFFERING DOCUMENT MUST BE MADE AVAILABLE TO YOU IN CONNECTION WITH ANY OFFERING AND SHOULD BE READ IN ORDER TO MORE FULLY UNDERSTAND THE IMPLICATIONS AND RISKS OF THE OFFERING TO WHICH IT RELATES. NON-TRADED REIT INVESTMENTS ARE NOT SUITABLE FOR ALL INVESTORS. INFORMATION ABOUT INVESTING IN A SPECIFIC NON-TRADED REIT MUST BE ACCOMPANIED BY A PROSPECTUS, WHICH SHOULD BE READ PRIOR TO INVESTING.

Neither the SEC nor any other U. S. state or federal regulator has passed on or endorsed the merits of any offering or securities described herein or confirmed the adequacy or accuracy of the prospectus. Any representation to the contrary is unlawful. All information contained in this material is qualified in its entirety by the terms of a current prospectus. Investors should consider a program’s investment objectives, risks, charges, and expenses before investing. The achievement of any goals is not guaranteed. For more complete information about investing in any program, including risks, charges, and expenses, refer to the program’s prospectus. Securities offered through D.H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Suite 100, Kingwood, TX 77339. 800.880.2212.

i Hartman refers to Allen R Hartman and subsidiaries and affiliates